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                                                                    Exhibit 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the use in this Registration Statement of Trustmark Corporation on Form S-4 of our report dated January 17, 1997 (except for Note N, as to which the date is September 22, 1997), on our audits of the financial statements of Smith County Bank as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and our report dated September 22, 1997 on the compiled financial statements of Smith County Bank as of June 30, 1997, and for the three month and six month periods ended June 30, 1997 and 1996 appearing in the Prospectus, which is part of this Registration Statement.


/s/ May & Company
-----------------------------
May & Company





Jackson, Mississippi
October 30, 1997